Exhibit 99.1
                                                                    ------------
[K-TRON LOGO OMITTED]
                                                                            NEWS
K-TRON INTERNATIONAL, INC.
Routes 55 & 553, PO Box 888
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktron.com
E-mail: ktii@ktron.com



For Release:    Immediately

Contact:        Ronald Remick, Senior Vice President and Chief Financial Officer
                Tel: (856) 256-3311          E-mail: remick@ktron.com


             K-TRON REPORTS $ 0.59 PER SHARE THIRD QUARTER EARNINGS

Pitman, New Jersey - - November 3, 2004 - - K-Tron International, Inc. (NASDAQ-KTII) today reported third quarter 2004 net income of $1.562 million, or $0.59 per share (diluted), on revenues of $28.64 million compared to net income of $0.910 million, or $0.36 per share (diluted), on revenues of $22.16 million for the same period in 2003.

For the first nine months of 2004, K-Tron reported net income of $4.373 million, or $1.68 per share (diluted), on revenues of $82.03 million compared to net income of $2.610 million, or $1.05 per share (diluted), on revenues of $68.22 million for the same period in 2003.

In announcing the above results, the Company pointed out that if the average foreign currency exchange rates for the third quarter and first nine months of 2003 were applied to the same periods in 2004, the Company's revenues would have increased approximately 24.3 percent for the third quarter of 2004 instead of
29.3 percent and would have increased approximately 16.2 percent for the first nine months of 2004 instead of 20.2 percent, in each case compared to the numbers reported for the same periods in 2003, and the gains in its net income and earnings per share in those periods in 2004 would have been lower than reported. This is due in each case to a significantly weaker U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in the third quarter and first nine months of 2004 compared to the same periods in 2003.

Commenting on the Company's results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, "K-Tron turned in another excellent performance in the third quarter of 2004, which marked the tenth consecutive quarter in which the Company's net income and earnings per share exceeded the comparable numbers in the prior year period. Third quarter revenues were up 29.3 percent versus the same quarter a year ago, while net income and earnings per share increased by
71.6 percent and 63.9 percent, respectively. For the first nine months of 2004, the Company's revenues, net income and earnings per share were up 20.2 percent,
67.5 percent and 60.0 percent, respectively, over the same period last year. This sharply improved performance for both the third quarter and first nine months of 2004 was primarily due to stronger demand so far this year for our feeding, pneumatic conveying, size reduction and other material handling equipment."


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In addition to his comments on financial results, Mr. Cloues noted that the
Company had improved its cash position by $2.134 million in the third quarter, from $8.510 million to $10.644 million. At the same time, total debt was reduced by $1.269 million, from $27.112 million to $25.843 million, while net debt (debt minus cash) declined by $3.403 million, or 18.3 percent, from $18.602 million to $15.199 million.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and Canada, and its equipment is sold throughout the world.

                                    * * * * *

                            (Financial Data Follows)


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


                    K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
                                FINANCIAL SUMMARY
                                   (Unaudited)
                    (Dollars in thousands, except share data)

                                                      Three Months Ended                        Nine Months Ended
                                                      ------------------                        -----------------
                                               October 2,            September 27,           October 2,          September 27,
                                                  2004                    2003                  2004                 2003
                                                  ----                    ----                  ----                 ----

Revenues                                        $28,644                 $22,158               $82,027              $68,217
                                                =======                 =======               =======              =======

Operating income                                $ 2,529                 $ 1,794                $7,092               $4,937

Interest expense                                    294                     429                 1,008                1,209

Gain on sale of office building                      --                      --                   164                   --
                                                -------                 -------               -------              -------

Income before income taxes                        2,235                   1,365                 6,248                3,728

                                                    673                     455                 1,875                1,118
                                                -------                 -------               -------              -------

Net income                                      $ 1,562                 $   910               $ 4,373              $ 2,610
                                                =======                 =======               =======              =======

Basic earnings per share                        $  0.62                 $  0.37               $  1.76              $  1.07
                                                =======                 =======               =======              =======

Diluted earnings per share                      $  0.59                 $  0.36               $  1.68              $  1.05
                                                =======                 =======               =======              =======

Average number of common                      2,512,000               2,439,000             2,489,000            2,434,000
  shares outstanding (basic)                  =========               =========             =========            =========

Average number of common                      2,631,000               2,508,000             2,604,000            2,494,000
  & common equivalent                         =========               =========             =========            =========
  shares outstanding (diluted)



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